Exhibit 1.2

EXECUTION COPY

TOYS “R” US, INC.

$400,000,000
7.375% Notes Due 2018

TERMS AGREEMENT

September 17, 2003

To:	Toys “R” Us, Inc. One Geoffrey Way Wayne, New Jersey 07470

Ladies and Gentlemen:

     We understand that Toys “R” Us, Inc., a Delaware corporation (the “Company”), proposes to issue and sell $400,000,000 aggregate principal amount of its 7.375% Notes Due 2018 (the “Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, we, the underwriters named below (the “Underwriters”), agree to purchase, severally and not jointly, the principal amount of Securities opposite our names set forth below at the purchase price set forth below. Except as expressly set forth herein, the terms and conditions of the Underwriting Agreement dated September 17, 2003 among the parties hereto are incorporated by reference herein.

Principal Amount
Underwriter	of Securities

Citigroup Global Markets Inc.	$136,000,000
Wachovia Capital Markets, LLC	136,000,000
BNY Capital Markets, Inc.	80,000,000
Banc One Capital Markets, Inc.	4,000,000
Barclays Capital Inc.	4,000,000
Credit Suisse First Boston LLC	4,000,000
Fleet Securities, Inc.	8,000,000
J.P. Morgan Securities Inc.	4,000,000
McDonald Investments Inc.	8,000,000

Principal Amount
Underwriter	of Securities

The Royal Bank of Scotland plc	8,000,000
SG Cowen Securities Corporation	8,000,000

Total	$400,000,000

     The Securities shall have the following terms:

Title:	7.375% Notes Due 2018

Ranking:	Senior unsecured indebtedness of the Company

Aggregate principal amount:	$400,000,000

Form and Denominations:	Book-entry form represented by one or more global securities deposited with or on behalf of The Depository Trust Company

Currency of payment:	United States dollars

Interest rate or formula:	7.375% per annum (interest accrues from September 22, 2003)

Interest payment dates:	April 15 and October 15 of each year, commencing on April 15, 2004

Regular record dates:	April 1 and October 1 of each year

Stated maturity date:	October 15, 2018

Redemption provisions:	Upon at least 30 days, and not more than 60 days, notice, the Company may redeem the Notes, in whole at any time and in part from time to time, for a redemption price determined by a make-whole formula calculated based on the yield of a United States Treasury security of comparable maturity plus 50 basis points as set forth in the Prospectus Supplement relating to the sale of the Securities dated September 17, 2003 under the caption “Description of the Notes – Optional Redemption.”

Sinking fund requirements:	None

Conversion provisions:	None

Listing requirements:	None

Ratings:	Baa3/BBB-

Clear-market provision:	None

Type of offering:	Fixed price offering

Initial public offering price per Security:	99.551% of the principal amount, plus accrued interest, if any, from September 22, 2003

Purchase price per Security payable by Underwriters:	98.701% of the principal amount, plus accrued interest, if any, from September 22, 2003

Closing Date and location:	September 22, 2003, at 10:00 a.m. in the offices of Shearman & Sterling LLP located at 599 Lexington Avenue, New York, New York 10022

Other terms and conditions:	None

     Please indicate your agreement to the terms and conditions hereof by signing a counterpart of this Terms Agreement in the space set forth below and returning the signed counterpart to us.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

		By:	/s/ Marco Habert

Name: Marco Habert
Title: Director

WACHOVIA CAPITAL MARKETS, LLC

		By:	/s/ Kent Phillips

Name: Kent Phillips
Title: Director

Acting on behalf of themselves and as the Representatives of the several Underwriters.

Accepted:

TOYS “R” US, INC.

By:	/s/ Jon W. Kimmins

Name: Jon W. Kimmins
Title: Senior Vice President and Treasurer